UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

Flagstar Bank, National Association
(Name of Registrant as specified in its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4), and 0-11.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
DATED APRIL 30, 2026 FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2026

Explanatory Note

The following information supplements the 2026 Notice of Annual Meeting and Proxy Statement of Flagstar Bank, National Association (the “Bank”) filed with the Office of the Comptroller of the Currency on April 30, 2026 (the “Proxy Statement”) and subsequently made available to the Bank’s shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Bank’s 2026 Annual Meeting of Shareholders, scheduled for June 9, 2026 (the “Annual Meeting”). These supplemental proxy materials should be read in conjunction with the Proxy Statement. Except as supplemented or amended by the information contained in these supplemental proxy materials, all of the information in the Proxy Statement remains unchanged.

These supplemental proxy materials are being filed to supplement the Proxy Statement in order to provide (i) additional information resulting from events that occurred subsequent to the distribution of the Proxy Statement and (ii) certain information inadvertently omitted from the Proxy Statement.

Supplemental Proxy Statement Information

Implementation of Bank Leadership Updates

The following information is being filed to supplement the sections of the Proxy Statement captioned “Proposal 1: Election of Directors” and “Executive Compensation and Related Information” in connection with certain Bank leadership updates previously disclosed on May 18, 2026:

As disclosed in a Current Report on Form 8-K filed with the Office of the Comptroller of the Currency on May 18, 2026, the Bank implemented leadership updates, effective as of May 18, 2026, which further strengthen the Bank’s executive management team and support the continued execution of its long-term strategic plan, senior executive development, and succession planning.

As part of these planned changes, Joseph M. Otting, Executive Chairman, President, and Chief Executive Officer, will relinquish the title and role of President, while continuing to serve as Executive Chairman and Chief Executive Officer, and Richard Raffetto, Senior Executive Vice President and President of Commercial and Private Banking of the Bank, and Lee Smith, Senior Executive Vice President and Chief Financial Officer of the Bank, will serve as Co-Presidents and Co-Chief Operating Officers of the Bank, effective as of May 18, 2026.

In their expanded roles, Messrs. Raffetto and Smith will assume additional leadership responsibilities across key operational and strategic functions, further enhancing organizational alignment and continuing momentum across the Bank’s business lines. Mr. Raffetto will become the Bank’s Chief Banking Officer and will lead all commercial lending and relationship banking verticals, including commercial real estate, as well as consumer banking and private banking. Mr. Smith will remain Chief Financial Officer overseeing accounting and finance, treasury, investor relations, corporate real estate and vendor management, and mortgage banking. In addition, he will now have oversight for human resources, information technology, and operations. Messrs. Smith and Raffetto will both continue to report to the Chief Executive Officer and work closely with the Board of Directors to support the Bank’s long-term strategic vision.

In addition, effective May 18, 2026, Bao Nguyen, Senior Executive Vice President, General Counsel and Chief of Staff of the Bank, will become the Bank’s Chief Legal Officer and remain Chief of Staff, reporting to the Chief Executive Officer. The Bank’s General Counsel, as well as the strategic planning, regulatory affairs, and community investment functions will report to Mr. Nguyen. He will also add the new role of Chief Operating Officer for Consumer and Retail Banking and in this capacity, he will work with Reggie Davis, Senior Executive Vice President and President of Banking, who will continue to lead the Bank’s consumer and retail banking business. Also, effective upon the changes in Mr. Nguyen’s responsibilities, Peter Sullivan, Senior Deputy General Counsel and Chief Regulatory Counsel of the Bank, will become the Bank’s General Counsel and assume day-to-day management of the Bank’s legal department.

In connection with these planned changes, on May 18, 2026, the Bank entered into an amended and restated employment agreement with Mr. Otting in his role as Executive Chairman and Chief Executive Officer. The amended and restated employment agreement provides for a term ending on March 6, 2028 and may be extended or renewed upon the prior written agreement of the Bank and Mr. Otting. Under the amended and restated employment agreement, Mr. Otting’s base salary will be increased to $1,400,000, effective as of March 6, 2027, and Mr. Otting will have a target annual cash bonus opportunity of $2,250,000 for 2026 and $2,500,000 for 2027 under the Bank’s short-term cash incentive program. In addition, on May 18, 2026, Mr. Otting will receive a restricted stock unit award with a grant date fair value of $10,000,000, based on the opening stock price of the Bank’s common stock on May 18, 2026, which will vest in equal quarterly installments over the period from March 6, 2027 through March 6, 2028. The amended and restated employment agreement provides that if Mr. Otting’s employment is terminated by Mr. Otting for good reason (as defined in the agreement), or by the Bank without cause (as defined in the agreement) prior to March 6, 2028, Mr. Otting will be entitled to receive two times his base salary and target bonus. The amended and restated employment agreement also provides that Mr. Otting will be entitled to receive an amount equal to one times his base salary and bonus in effect as of immediately prior to March 6, 2028 in exchange for agreeing to certain post-employment restrictive covenants.

Messrs. Raffetto, Smith and Nguyen will not receive any additional cash or equity-based compensation in connection with their appointment to their new roles.

Costs of Soliciting Proxies

The following information is being filed to supplement the section of the Proxy Statement captioned “Information About our Annual Meeting and Solicitation of Proxies—Who Pays the Costs of Soliciting Proxies?” to provide information regarding the Bank’s proxy solicitor (and fees payable to the proxy solicitor) that was inadvertently omitted from the Proxy Statement. This section of the Proxy Statement is replaced in its entirety with the following, with new text indicated in bold and underlined font below.

WHO PAYS THE COSTS OF SOLICITING PROXIES?

The cost of the solicitation of proxies on behalf of management will be borne by the Bank. In addition to the solicitation of proxies by mail, a proxy solicitation firm, Innisfree M&A Incorporated, will assist the Bank in soliciting proxies for the Annual Meeting and will be paid fees of $25,000, plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Bank without receipt of additional compensation.

The Bank also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Bank will reimburse such holders for their reasonable expenses in doing so.

If your shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank to do so.